EXHIBIT 6

CONSENT OF APPOINTED ACTUARY

I hereby consent to the use in this Annual Report on Form 40-F of Manulife Financial Corporation (the “Company”) for the year ended December 31, 2003 of my Appointed Actuary’s Report to the Shareholders and Directors dated February 5, 2004 (the “Report”), relating to the valuation of the policy liabilities of the Company for its Consolidated Balance Sheets as at December 31, 2003 and 2002 and their change in the Consolidated Statements of Operations for the years then ended.

/s/   "Simon Curtis”

Simon R. Curtis
Senior Vice President and Chief Actuary
Fellow, Canadian Institute of Actuaries
Toronto, Canada

Date:   March 25, 2004